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                                                                   EXHIBIT 23(a)

              Consent of Independent Certified Public Accountants


  The Board of Directors and Stockholders
  The Netplex Group, Inc.


  We consent to the incorporation by reference in the registration statement of The Netplex Group, Inc., on Form S-8 (No. 333-19115) of our report dated February 23, 2001 (except for note 1 as to which the date is March 22, 2001), with respect to the consolidated balance sheet of The Netplex Group, Inc., and subsidiaries as of December 31, 2000, and the related consolidated statement of operations, stockholders' equity, and cash flows and the related schedule for the year then ended, which report appears in the December 31, 2000, Annual Report on Form 10-K of The Netplex Group, Inc.

  Grant Thornton LLP

  Vienna, Virginia
  March 27, 2001